EXHIBIT 21.1

                         Subsidiaries of the Registrant



Each of the following is a wholly-owned subsidiary of DynaGen, Inc.:


         Able Laboratories, Inc.


         Superior Pharmaceutical Company


         Generic Distributors, Inc.


         Apex Pharmaceuticals, Inc.